CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 14, 1995, incorporated by reference in Sigma-Aldrich Corporation's Form 10-K for the year ended December 31, 1994, and to all references to our firm included in this registration statement.


/s/  ARTHUR ANDERSEN LLP

ARTHUR ANDERSEN LLP


St. Louis, Missouri
    September 8, 1995